Exhibit 99.1

Press Release

NMH Holdings, Inc. Announces Pricing of Private Offering of $175 Million of Senior Floating Rate Toggle
Notes due 2014

Boston, Massachusetts, June 29, 2007 — National Mentor Holdings, Inc. (the “Company”) today announced that NMH Holdings, Inc., the Company’s indirect parent (“NMH”), has priced its previously announced private offering of notes (the “Offering”).  The Company increased the Offering to $175 million of notes having previously announced an offering size of $150 million.  The Offering consists of $175 million in aggregate principal amount of Senior Floating Rate Toggle Notes due 2014 (the “Notes”).  Cash interest on the Notes will accrue at a rate per annum, reset quarterly, equal to LIBOR plus 6.375%, and “PIK Interest”, if any, will accrue at the cash interest rate plus 0.75%.  The Offering is expected to close on July 5, 2007.

NMH intends to use the proceeds of the Offering to pay a dividend to its parent, NMH Investment, LLC, in an amount equal to the net proceeds of the offering of the Notes, which will be approximately $170 million.  NMH Investment, LLC will use the funds from the dividend to pay a return of capital in respect of its Preferred Units that were acquired by Vestar Capital Partners V, L.P. (“Vestar”), an affiliate of Vestar, certain members of the Company’s management team and other employees in connection with the acquisition of the Company in June 2006, and by certain members of the Company’s board of directors.

The Notes will be offered and sold in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended. The offering of the Notes will not be registered under the Securities Act, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and applicable state securities laws.

This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful.

From time to time, National Mentor Holdings, Inc. may make forward-looking statements in its public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict.  The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties discussed in the note regarding Forward-Looking Statements and Risk Factors included in our filings with the Securities and Exchange Commission.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.